UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 15, 2020

Date of report (date of earliest event reported)

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Sun BioPharma, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	000-55242	87-0543922
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, Minnesota		55387
(Address of principal executive offices)		(Zip Code)

(952) 479-1196

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

Effective July 15, 2020, the Board of Directors (the “Board”) of Sun BioPharma, Inc. (the “Company”) appointed Jennifer K. Simpson to succeed Michael T. Cullen as President and Chief Executive Officer. Dr. Cullen will continue to serve as Executive Chairman and is expected to remain actively engaged with the Company. In addition, on the same date, the Board was expanded to seven directors and Dr. Simpson was elected to fill the resulting vacancy as a Class I director. She is not expected to serve on any Board committees.

Dr. Simpson, age 51, most recently served as President and Chief Executive Officer and as a member of the board of directors of Delcath Systems, Inc. (Nasdaq:DCTH) from May 2015 to June 2020. She had previously held various other leadership roles at Delcath since 2012. From 2011 to 2012, Dr. Simpson served as Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc. (a wholly owned subsidiary of Eli Lilly and Company), where she was responsible for all product commercialization activities and launch preparation for one of the late-stage assets. From 2009 to 2011, Dr. Simpson served as Vice President, Product Champion and from 2008 to 2009 as the Associate Vice President, Product Champion for ImClone’s product Ramucirumab. From 2006 to 2008, Dr. Simpson served as Product Director, Oncology Therapeutics Marketing at Ortho Biotech (now Janssen Biotech), a Pennsylvania-based biotech company that focuses on innovative solutions in immunology, oncology and nephrology. Earlier in her career, Dr. Simpson spent over a decade as a hematology/oncology nurse practitioner and educator. Dr. Simpson has served on the board of directors and nominating and corporate governance committee of Eagle Pharmaceuticals, Inc. since August 2019.

The company has entered into an employment agreement with Dr. Simpson, effective as of July 15, 2020, pursuant to which she will receive an initial annualized base salary equal to $315,000 and will be eligible for a target cash bonus amount not less than 50% of her base salary. Payment of the bonus amount will be subject to establishment of metrics by the Board or its compensation committee and achievement of the same. Dr. Simpson is also entitled to receive an initial option to purchase 212,048 shares of the Company’s common stock. The option will be exercisable immediately with respect to 25% of the shares and will vest with respect to the remaining shares in three equal increments on the first, second and third anniversaries of the date of grant.

Under the employment agreement, if Dr. Simpson’s employment is terminated by us for any reason other than for “cause” (as defined in the employment agreement) or by her for “good reason” (as defined in the employment agreement), then she will be eligible to receive an amount equal to her annualized salary plus an amount equal to a prorated portion of her cash bonus target, if any, for the year in which the termination occurred, in addition to other amounts accrued on or before the date of termination. If any such termination occurs within six months prior or two years after a “change of control” (as defined in the employment agreement), then Dr. Simpson would instead receive an amount equal to her annualized salary, plus an amount equal to her full cash bonus target for the year in which the termination occurred.

The foregoing description in this report of the material terms and conditions of the compensatory arrangements with Dr. Simpson are qualified by the text of her Employment Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On July 15, 2020, the Company issued a press release regarding the appointment of Dr. Simpson. The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated by reference in this current report on Form 8-K as if fully set forth herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” with the Securities and Exchange Commission for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description	Method of Filing
10.1	Employment Agreement with Jennifer K. Simpson, effective July 15, 2020	Filed Electronically
99.1	Press release dated July 16, 2020.	Furnished Electronically

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: July 15, 2020

SUN BIOPHARMA, INC.

By:	/s/ Susan Horvath
Susan Horvath
Chief Financial Officer